WELDON CAPITAL FUNDS, INC.

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.      COVERED OFFICERS/PURPOSE OF THE CODE

        This code of ethics (this "Code") applies to the persons acting as principal executive officer, principal financial officer and principal accounting officer or controller of Weldon Capital Funds, Inc. and its initial series, Weldon Equity & Income Fund (the "Fund"), as set forth on Appendix A and amended from time to time (collectively, the "Covered Officers") for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

     o  compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

     o  accountability for adherence to this Code.


        Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

        OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or the Covered Officer's service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. This Code does not, and is not intended to, repeat or replace any

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compliance programs and procedures of the Fund or Weldon Capital Management,
Ltd. its investment adviser (the "Advisor"), or the Fund's other service providers, which are designed to prevent, or identify and correct, violations of the Investment Company Act and the Advisers Act.

        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Advisor, the Fund's administrator or its principal underwriter of which a Covered Officer also serves as an officer and employee. As a result, this Code recognizes that Covered Officers will, in the normal course of their duties, whether formally for the Fund, the Advisor, or other service provider or affiliate of the Fund, be involved in establishing policies and implementing decisions that will have different effects on these entities and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and its service providers or affiliates and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors ("Board") that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

        Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

        Each Covered Officer must:

     o not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

     o report at least annually any affiliations or other relationships related to conflicts of interest that the Fund's Directors and Officers Questionnaire covers.


        John A. Meier shall be designated the Compliance Officer of the Fund, solely for purposes of this Code of Ethics. There are some conflict of interest situations that should always be discussed with the Compliance Officer of the Fund, if material. Examples of these include:

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     o  service as a director on the board of any public company;

     o  the receipt of any non-nominal gifts;

     o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than existing employment relationships with the Advisor, the Fund's principal underwriter, transfer agent, administrator or any affiliated person thereof; and

     o a direct or indirect financial interest in commissions, transaction charges, soft dollar credits or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


III.    DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund.

     o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations.

     o Each Covered Officer should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Advisor and the Fund's administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

     o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


IV.     REPORTING AND ACCOUNTABILITY

        Each Covered Officer must:

     o upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands this Code;

     o annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code;

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     o  not retaliate against any other Covered Officer or any employee of the
        Fund or their affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Compliance Officer is responsible for applying this Code to specific situations in which questions are resented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee of the Board (the "Committee"), which will make recommendations to the Board.

        The Fund will follow these procedures in investigating and enforcing this Code:

     o the Compliance Officer for the Fund will take all appropriate action to investigate any potential violations reported to the Compliance Officer;

     o the Compliance Officer will review with the outside legal counsel to the Fund the findings and conclusions of such investigation;

     o if, after such investigation and review, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

     o any matter that the Compliance Officer believes is a violation will be reported to the Committee;

     o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment adviser or the administrator or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;

     o  the Board will be responsible for granting waivers, as appropriate;  and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules on Form N-CSR.


V.      OTHER POLICIES AND PROCEDURES

        This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. The code(s) of ethics adopted by the Fund and its affiliates under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Appendix A, must be approved or ratified by a majority vote of the Board, including a majority of directors who are not "interested persons" of the Fund as defined in Section 2
(a)(19) of the Investment Company Act.

VII.    CONFIDENTIALITY

        To the extent possible, all records, reports and other information prepared, maintained or acquired pursuant to this Code will be treated as confidential, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (e.g., to the Board or officers of the Advisor or the Fund's administrator).

VIII.   INTERNAL USE

        This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.




Adopted and Approved February 9, 2004





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                                                                      APPENDIX A


                     Persons Covered by this Code of Ethics

                                 Scott A. Sadaro
                                Douglas G. Ciocca

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                                                                      APPENDIX B

                           WELDON CAPITAL FUNDS , INC.

                  COVERED OFFICER AFFIRMATION OF UNDERSTANDING


In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Fund (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code.



Date: ___________________           _________________________________________
                                    Covered Officer



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                                                                      APPENDIX C

                              WELDON CAPITAL FUNDS

                       COVERED OFFICER ANNUAL AFFIRMATION


                For the period May 1, 2004 through April 30, 2005


In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Fund (as defined in the Code) hereby affirms to the Board that the Covered Officer, at all times during the period for which this affirmation is given, has complied with each of the requirements of the Code.



Date: ___________________           _________________________________________
                                    Covered Officer